Exhibit 4.1

Macy’s Retail Holdings, LLC, an Ohio limited liability company, as Issuer

and

Macy’s, Inc., as Guarantor

and

The Bank of New York Mellon Trust Company, N.A., as Trustee

FOURTH SUPPLEMENTAL TRUST INDENTURE

Effective as of June 30, 2021

Supplementing that certain

Indenture

Dated as of January 15, 1991

Evidencing the Elimination of Certain Provisions of the Indenture

Fourth Supplemental Trust Indenture
(the “Supplemental Indenture”)

FOURTH SUPPLEMENTAL TRUST INDENTURE, effective as of June 30, 2021, by and among Macy’s Retail Holdings, LLC, an Ohio limited liability company (“MRH”), Macy’s, Inc., a corporation duly organized and existing under the laws of the State of Delaware, as Guarantor (“Macy’s”), and The Bank of New York Mellon Trust Company, N.A., a national banking association duly incorporated under the laws of the United States of America, as Trustee (the “Trustee”), supplementing that certain Indenture, dated as of January 15, 1991, between MRH (as successor issuer), Macy’s (as successor guarantor) and the Trustee (as successor trustee) (as amended or supplemented to date, the “Indenture”).

RECITALS:

A. Pursuant to Section 802 of the Indenture, MRH and the Trustee may enter into a supplemental indenture for the purposes of adding any provisions to or changing in any manner or eliminating any of the provisions of the Indenture with the consent of the Holders of a majority in principal amount of the Outstanding Securities (the “Required Consents”). The only Outstanding Securities under the Indenture are the 7.600% Senior Debentures due 2025 and there are no other Outstanding Securities thereunder.

B. MRH desires to amend certain provisions of the Indenture, as set forth in Article I hereto (the “Proposed Amendments”).

C. MRH has received and delivered to the Trustee the Required Consents to the Proposed Amendments.

D. This Supplemental Indenture has been duly authorized by all necessary corporate actions on the part of MRH.

E. Unless otherwise defined, all capitalized terms used herein that are defined in the Indenture shall have the respective meanings assigned to them in the Indenture.

Now, Therefore, This Supplemental Indenture Witnesseth:

ARTICLE I. AMENDMENTS

Section 1.1. – Amendments.

Effective on and after the Operating Date (as defined below):

(a)Each of the following sections of the Indenture and all references thereto in the Indenture are deleted in their entirety:

•	Clauses (3), (4) and (7) of Section 501 (Events of Default)
•	Section 904 (Corporate Existence)
•	Section 905 (Limitation on Liens)
•	Section 906 (Payment of Taxes and Other Claims)
•	Section 907 (Maintenance of Properties)
•	Section 908 (Restriction on Sales of Stock of Restricted Subsidiaries)
•	Section 909 (Restrictions on Issue and Sale of Stock, Guarantee, Mergers and Consolidation and Sale of Assets by Restricted Subsidiaries)
•	Section 910 (Restriction on Permitting Restricted Subsidiaries to become Unrestricted Subsidiaries and Unrestricted Subsidiaries to become Restricted Subsidiaries)

(b)The Indenture is hereby amended by deleting any definitions from the Indenture with respect to which references would be eliminated as a result of the amendments to the Indenture pursuant to clause (a) above.

(c) None of MRH, Macy’s, the Trustee or other parties to or beneficiaries of the Indenture shall have any rights, obligations or liabilities under such sections or clauses deleted pursuant to clause (a) above and such sections or clauses shall not be considered in determining whether a default or Event of Default has occurred or whether MRH or Macy’s have observed, performed or complied with the provisions of the Indenture.

ARTICLE II. MISCELLANEOUS.

Section 2.1. - Reference to and Effect on the Indenture.

Except as amended hereby, all of the terms of the Indenture shall remain and continue in full force and effect and are hereby confirmed in all respects. For the avoidance of doubt, MRH hereby reaffirms its obligations under Section 605(3) of the Indenture. From and after the date of this Supplemental Indenture, all references to the Indenture (whether in the Indenture or in any other agreements, documents or instruments) shall be deemed to be references to the Indenture as amended and supplemented by this Supplemental Indenture. In case of conflict between the terms and conditions contained in the Notes and those contained in the Indenture, as modified and amended by this Supplemental Indenture, the provisions of the Indenture, as modified and amended by this Supplemental Indenture, shall control.

Section 2.2. - Effectiveness.

Upon the execution and delivery of this Supplemental Indenture by MRH, Macy’s and the Trustee, the Indenture shall be supplemented in accordance herewith, and this Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Outstanding Securities heretofore or hereafter authenticated and delivered under the Indenture shall be bound hereby; provided, that, for the avoidance of doubt, the amendments to the Indenture set forth in Article I of this Supplemental Indenture shall not become operative until the Operating Date. For purposes hereof, “Operating Date” means the first date upon which MRH delivers a notice to the Trustee informing the Trustee that the Operating Date has occurred and that the Supplemental Indenture shall become effective.

Section 2.3. - Supplemental Indenture May be Executed in Counterparts.

This instrument may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute but one and the same instrument. Such counterparts may be executed manually, electronically or by facsimile.

Section 2.3. - Effect of Headings.

The Article and Section headings herein are for convenience only and shall not affect the construction hereof.

IN WITNESSETH WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly effective as of the day and year first above written.

Attest: /s/ Steven R. Watts Name: Steven R. Watts Title: Assistant Secretary	MACY’S RETAIL HOLDINGS, LLC By: /s/ Elisa D. Garcia Name: Elisa D. Garcia Title: President
Attest: /s/ Steven R. Watts Name: Steven R. Watts Title: Assistant Secretary	MACY’S, INC. By: /s/ Elisa D. Garcia Name: Elisa D. Garcia Title: President

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A. By: /s/ Julie Hoffman-Ramos Name: Julie Hoffman-Ramos Title: Vice President

[Signature Page to Fourth Supplemental Indenture (1991 Indenture)]